THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE
               UPON THE EXERCISE OF THIS WARRANT ARE TRANSFERABLE
                   ONLY IN ACCORDANCE WITH PARAGRAPH H HEREOF.

            Void after 5:00 P.M., New York Time, on November 15, 2005

                               Warrant to Purchase
                                 (AMOUNT) Shares
                                 of Common Stock

                        WARRANT TO PURCHASE COMMON STOCK

This is to Certify That, FOR VALUE RECEIVED, (NAME) (the "Holder") is entitled to purchase, subject to the provisions of this Warrant, from Q-Med, Inc., a Delaware Company, having an office at 100 Metro Park South, Laurence Harbor, New Jersey 08878 (the "Company"), an aggregate of (AMOUNT) shares (the "Warrant Shares") of the Company's Common Stock, par value $.001 per share ("Common Stock") for $1.67 per Warrant Share (the "Initial Exercise Price") per share (or such other price computed by applying all adjustments made on or before November 15, 2005, in accordance with Section F. hereof, to the Initial Exercise Price as if it had been the initial Exercise Price per share hereunder) at any time on or after the Issue Date (defined below) until 5:00 P.M. New York Time, on November 15, 2005. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time as hereinafter set forth. The Exercise Price shall be increased to $3.00 per share (subject to adjustment in accordance with Section
F. hereof) in the event the Company has entered into contracts with managed healthcare organizations in the aggregate covering 1,000,000 lives by August 1, 1999 which shall be evidenced by a certificate of the Company's Chief Executive Officer. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Shares" and the exercise price of a share of Common Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Exercise Price." The Warrants represented by this agreement are part of a class of 790,000 Warrants of like tenor authorized by the Company's board of directors on April 13, 1999 (the "Issue Date").

A. EXERCISE OF WARRANT. Subject to the following conditions precedent and the provisions of Section G hereof, this Warrant may be exercised in whole or in part at any time or from time to time on or after the Issue Date, and before 5:00 P.M. New York Time on November 15, 2005, or, if either such day is a day on which banking institutions are authorized by law to close, then on the next succeeding day which shall not be such a day, by presentation and surrender hereof to the Company at any office maintained by it in Laurence Harbor, New Jersey, or at the office of its Warrant Agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares specified in such form. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the shares purchasable hereunder. Upon receipt by the Company of this Warrant at its office, or by the Warrant Agent of the Company at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificate representing such shares of Common Stock shall not then be actually delivered to the Holder.

B. RESERVATION OF SHARES. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance of delivery upon exercise of this Warrant.

C. FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon exercise hereof, the Company shall issue to the Holder the next whole share.

D. EXCHANGE, ASSIGNMENT OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the company or at the office of the Warrant Agent for other Warrants of different denominations entitling the Holder thereof to purchase in aggregate the same number of shares of Common Stock purchasable hereunder. The term Warrant as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

E. RIGHTS OF THE HOLDER. The Holder shall not, by virtue here of, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

F. STOCK DIVIDENDS, RECLASSIFICATION, REORGANIZATION, ANTI-DILUTION PROVISIONS, ETC. This Warrant is subject to the following further provisions:

      1. In case the Company shall have at any time or from time to time after the Issue Date (a) paid a dividend, or made a distribution, on the outstanding shares of Common Stock in shares of Common Stock,
            (b) subdivided the outstanding shares of Common Stock, (c) combined the outstanding shares of Common Stock into a smaller number of shares or (d) issued by reclassification of the shares of

            Common Stock any shares of capital stock of the Company, then, and with respect to each such case, the Exercise Price shall be adjusted so that the Holder shall be entitled to purchase upon exercise the number of shares of Common Stock or other securities of the Company which such Holder would have owned or have been entitled to receive immediately prior to such events or the record date therefor, whichever is earlier, assuming the Warrants had been exercised into Common Stock, it being the intention of the foregoing, to provide the Holders with the same benefits and securities as such Holder would have received as a Holder of Common Stock if the Warrant had been exercised into Common Stock at the Exercise Price on the Issue Date and such Holder had continued to hold such Common Stock.

      2. Except with respect to Excluded Securities, in case the Company shall have issued shares of Common Stock or any Common Stock Equivalents after the Issue Date at a price per share (or having a conversion, exercise or exchange price per share) less than the greater of (a) the Initial Exercise Price (subject to adjustment for stock dividends, stock splits, reclassifications and other transactions which would require adjustment pursuant to Section F(1)) and (b) the Current Market Price per share of Common Stock as of the date of issuance of such shares (or, in the case of Common Stock Equivalents, less than the greater of (a) the Initial Exercise Price (subject to adjustment for stock dividends, stock splits, reclassifications and other transactions which would require adjustment pursuant to Section F(1)) and (b) the Current Market Price as of the date of issuance of the Common Stock Equivalents in respect of which shares of Common Stock were issued, then and in such event, the Exercise Price in effect on the day immediately prior to such issue shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue plus (ii) the number of shares of Common Stock purchasable at the greater of (a) the Initial Exercise Price (subject to adjustment for stock dividends, stock splits, reclassifications and other transactions which would require adjustment pursuant to Section F(1)) and (b) the then Current Market Price per share with the aggregate consideration receivable by the Company for the total number of shares of Common Stock then being issued (or into or for which the Common Stock Equivalents then being issued may be converted or be exercised or exchanged) and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock then being issued (or into or for which the Common Stock Equivalents then being issued may convert or be exercised or exchanged). Notwithstanding the foregoing, except for Excluded Securities, in case the Company shall have issued shares of Common Stock or any Common Stock Equivalents after the Issue Date at a price per share (or having a conversion, exercise or exchange price per share) less than the Initial Exercise Price (subject to adjustment for stock dividends, stock splits, reclassifications and other transactions which would require adjustment pursuant to Section F(1)) then, and in such event, the Exercise Price in effect on the day immediately prior to such issue shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) that is equal to such lower price per share (or conversion, exercise or exchange price) applicable to such newly issued shares of Common Stock or Common Stock Equivalents.

      3. In case the Company shall have at any time or from time to time after the Issue Date declared, ordered, paid or made a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Company or any of its subsidiaries by way of dividend or spin-off), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (1) of this Section F, then the Holder shall be entitled to receive upon exercise hereof their pro rata share of any such dividend or other distribution on an as exercised basis; provided, however, that any plan or declaration of a dividend or distribution shall not have been abandoned or rescinded.

      4. For purposes of this Section F, the aggregate consideration receivable by the Company in connection with the issuance of shares of Common Stock and/or Common Stock Equivalents shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents. If the consideration received by the Company in connection with the sale or issuance of shares of Common Stock (or Common Stock Equivalents) consists, in whole or in part, of property other than cash or its equivalent, the value of such property shall be the Fair Market Value.

      5. For the purposes of this Section F, the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Company) treating for purposes of this calculation all Common Stock Equivalents then outstanding as having been fully converted, exercised or exchanged to the extent that such Common Stock Equivalents are vested and could be converted, exchanged or exercised (and for these purposes all of the Warrants shall be treated as if they had been fully exercised into shares of Common Stock immediately prior to such issuance). In no event shall any shares to be issued because of an issuance described in F (2) as a result of the operation of the antidilution provision of any securities outstanding prior to the issuance described in F (2) of this Section F be taken into account in computing adjustments pursuant to Section F (2) hereof.

      6. Upon the expiration unexercised of any Common Stock Equivalents for which an adjustment has been made pursuant to this Section F, the adjustments shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such Common Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, never been issued.

      7. If any event occurs as to which, in the opinion of the Board, the provisions of this Section 7 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holders in accordance with the essential intent and principles of such provisions, the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights of the Holders.

      8. If the Company shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets or a reorganization, reclassification or recapitalization of the capital stock of the Company but excluding any transaction for which provision for adjustment is otherwise made in this Section F (each of the foregoing, except as excluded as provided above, being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Warrant shall thereafter be entitled to purchase the number of shares of stock or other securities or property to which a Holder of the number of shares of Common Stock of the Company deliverable upon exercise of such Warrant would have been entitled upon such Transaction; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth in this Section F, with respect to the rights and interest thereafter of the holders of the Warrants, to the end that the provisions set forth in this Section F shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrants. The Company shall not effect any Transaction (other than a consolidation or merger in which the Company is the continuing Company) unless prior to or simultaneously with the consummation thereof the Company, or the successor Company or purchaser, as the case may be, shall provide that each Warrant shall entitle the Holder to purchase such shares of stock, securities or property as, in accordance with the foregoing provisions, each such Holder is entitled to purchase. The provisions of this paragraph (8) shall similarly apply to successive Transactions.

      9. Upon the occurrence of each adjustment or readjustment of the Conversion Price and the Conversion Ratio pursuant to this Section F, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each Holder of Warrants a certificate setting forth the amount of such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such

            Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Exercise Price at the time in effect, and
            (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of the Warrants.

      10. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to each Holder of Warrants a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) days prior to such record date.

G.    REDEMPTION.

      1. Subject to the last sentence of this Section G(1) and to the Holders' right of exercise set forth in Section A, commencing on the Issue Date, the Company shall have the right upon 30 days prior written notice, to redeem all (but not less than all) of the Warrants for $.01 per Warrant, payable in cash.

            Notwithstanding the foregoing, the Company shall have the right to redeem the Warrants pursuant to this Section G(1), only if (a) the Current Market Price for the Common Stock is equal to or greater than three times the Exercise Price for at least 10 consecutive Trading Days prior to delivery of the notice of redemption (and during such period the average weekly trading volume of Common Stock as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not so listed on any national securities exchange, as reported in the transaction reporting system applicable to securities designated as a "national market system security" or "small cap market security" on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), is not less than 100,000 shares) and (b) the Current Market Price of the Common Stock is equal to or greater than three times the Exercise Price on the date and at the time of redemption.

      2. Notice by the Company to redeem Warrants pursuant to Section G(1) shall be given by certified mail, return receipt requested, postage prepaid, mailed to each Holder of record of the shares to be redeemed at such Holder's address as the same appears on the Company's records; provided that neither the failure to give such notice nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such notice shall state: (a) the exchange or redemption date, (b) that all outstanding Warrants are being redeemed by the Company, (c) the place or places where certificates for such Warrants are to be surrendered for payment of the redemption price. From and after the redemption date, except as otherwise provided herein, all rights of the

            Holders thereof as Holders of the Warrants shall cease (except the right to receive from the Company the redemption price without interest thereon, upon surrender and endorsement of their certificates). Upon surrender in accordance with notice given pursuant to Section G (1) of the certificates for any Warrants so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid.

H. TRANSFER TO COMPLY WITH THE SECURITIES ACT OF 1933. Neither this Warrant, the Warrant Shares, nor any other security issued or issuable upon exercise of this Warrant may be sold or otherwise disposed or except as follows:

      1. to a person who, in the opinion of counsel reasonably satisfactory to the Company, is a person to whom the Warrant or Warrant Shares may legally be transferred without registration and without the delivery of a current prospectus under the Securities Act of 1933, as amended (the "Act") with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section H. with respect to any resale or other disposition of such securities; or

      2. to any person upon delivery of a prospectus then meeting the requirements of the Act relating to such securities and the offering thereof for such sale or disposition.

I.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company represents and warrants to the Holder as follows:

      1. The Company is duly organized and, as of the date of the original issuance hereof, validly existing and in good standing under the laws of the state of Delaware.

      2. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuing Warrant Shares upon the exercise of this Warrant, such shares as may be issuable upon the exercise hereof.

      3. Warrant Shares, when issued and paid for in accordance with the terms of this Warrant, will be fully paid and not assessable.

      4. This Warrant has been duly authorized and approved by all required corporate action by the Company and does not violate the certificate of incorporation or by-laws of the Company.

J. DEFINITIONS. In addition to any other terms defined herein, the following terms shall have the meanings indicated for purposes of this Warrant.

            "COMMON STOCK EQUIVALENT" means securities (including, without limitation, options, warrants and evidences of indebtedness) that are outstanding at the time of a determination that are directly or indirectly convertible into, or exchangeable or exercisable for, shares of Common Stock.

            "CURRENT MARKET PRICE" when used with reference to shares of Common Stock or other securities on any date, shall mean the closing price per share of Common Stock or such other securities on such date and, when used with reference to shares of Common Stock or other securities for any period shall mean the average of the daily closing prices per share of Common Stock or such other securities for such period. If the Common Stock or such other securities are listed or admitted to trading on a national securities exchange, the closing price shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting systems with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading or, if the Common Stock or such other securities are not so listed on any national securities exchange, as reported in the transaction reporting system applicable to securities designated, as a "national market system security" or "small cap market security" on the NASDAQ. If the Common Stock or such other securities are not publicly held or so listed or designated, "Current Market Price" shall mean the Fair Market Value per share of Common Stock or of such other securities as determined in good faith by the Board based on an opinion of an independent investment banking firm with an established national reputation with respect to the valuation of securities.

            "EXCLUDED SECURITIES" means (i) options issued by the Corporation to a director, officer or employee of the Corporation pursuant to any stock option or similar plan (and any shares of Common Stock issuable thereunder) existing or outstanding as of the Issue Date or to the extent such arrangements are approved by the Board after the Issue Date, (ii) shares of Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalent outstanding as of the Issue Date, (iii) shares of Common Stock issuable upon exercise of the Warrants, (iv) shares of Common Stock the issuance of which is approved by the Board after the Issue Date provided the issue price thereof is not less than the greater of (a) ninety percent (90%) of the Current Market Price, or (b) the then applicable Exercise Price, (v) shares of Common Stock consideration issued for cash in a transaction in which the proceeds are applied to pay principal or interest on originally issued Notes issued on December 18, 1997 to Galen Partners III, L.P., a Delaware limited partnership ("Galen Partners III"), Galen Partners International III, L.P., a Delaware limited partnership ("Galen International III") or Galen Employee Fund III, L.P., a Delaware limited partnership ("Galen Employee Fund"; together with Galen Partners III and Galen International III, the "Galen Funds"); or (vi) shares of Common Stock issued to any entity or the holders of equity interests of any entity in which 10% of such equity interests are owned in the aggregate beneficially, directly or indirectly by the Galen Funds or their respective affiliates.

            "FAIR MARKET VALUE" of the Common Stock or any other property means the fair market value of such Common Stock or other property as determined (unless expressly otherwise provided herein) by mutual agreement between the Corporation and the holders of not less than 50% of the Warrants or, if the parties are unable to agree, as determined by a nationally recognized independent investment banking firm selected by mutual agreement between the Corporation and the holders of not less than 50% of the Warrants.

            "TRADING DAY" means a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange, a day on which such exchange is open for the transaction of business.


                            [SIGNATURE PAGE FOLLOWS]

                                        Q-MED, INC.

[CORPORATE SEAL]

                                        By:
                                           -------------------------
                                           Michael W. Cox, President

Dated:  May ____, 1999

ATTEST:



----------------------------
Herbert H. Sommer, Secretary

                                  PURCHASE FORM
                                 TO BE EXECUTED
                            UPON EXERCISE OF WARRANTS




TO:   Q-Med, Inc.
      100 Metro Park South
      Laurence Harbor, NJ 08878

      The undersigned hereby exercises, according to the terms and conditions thereof, the right to purchase _____________ Shares of Common Stock, evidenced by the within Warrant Certificate, and herewith makes payment of the purchase price in full.


      Dated:____________________________________

      Name:_____________________________________

      Address:__________________________________

      Signature:________________________________


      UPON EXERCISE OF THIS WARRANT PAYMENT SHOULD BE MADE TO THE ORDER OF Q-MED, INC.